 Exhibit 99.1

MusclePharm Issues Open Letter to Shareholders

Providing Operational Update and Financial Highlights for the Full-Year 2016

PR Newswire

DENVER, March 15, 2017

DENVER, March 15, 2017 /PRNewswire/ -- MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm" or the "Company"), a scientifically-driven, performance lifestyle sports nutrition company, today announced financial results for the fourth quarter and full year ended December 31, 2016 and issued an open letter to shareholders, inclusive of operational highlights and financial results for the full year 2016.

Dear Fellow Shareholders:

2016 was a pivotal year for the Company as we ushered in a new and exciting chapter in our history.  The Company completed its corporate restructuring program, which was initiated in August 2015 and it led to significant changes in how we operate and has resulted in reduced operating costs, a stronger balance sheet and we believe a solid platform from which to grow the business in 2017 and beyond.

As a result of these efforts, the Company reduced its net loss to $3.5 million for fiscal year 2016, from a loss of $51.9 million for fiscal year 2015.  The Company recognized Adjusted EBITDA of $4.5 million ($11.2 million excluding major nonrecurring expenses) for the full-year 2016, a significant improvement over the ($2.7) million Adjusted EBITDA loss recorded in 2015. We have also significantly strengthened our management team during the year, appointing Ryan Drexler as CEO, who is an industry veteran with a strong professional background and reputation, as well as other industry veterans, as further discussed below. Lastly, we have improved and expanded the product line by eliminating unprofitable SKU's and adding innovative products such as the recently announced natural series, all a part of our commitment to building long-term value for shareholders. When comparing the Company today to where it was a year and a half ago, we are confident that we have positioned MusclePharm to achieve long-term growth in 2017 and beyond.

Our strategy to drive growth in 2017 is to effectively leverage our position as one of the leading performance lifestyle sports nutrition companies in the world to drive top line sales and achieve net income and Adjusted EBITDA growth. Today, we believe that MusclePharm not only has the positive brand recognition and global footprint necessary to achieve our vision, but we believe that it now also has the strong leadership and an efficient operational and financial platform to support growth in the business. This expansion plan was set in motion with the launch of our MusclePharm® Natural Series, a new line of organic supplements, at Natural Products Expo West, in Anaheim, California last week, the first of many anticipated sales initiatives slated for 2017. We believe that MusclePharm is at an exciting inflection point in its growth trajectory and we are enthusiastic about the growth opportunities that are now available to us.

To kick-start the corporate restructuring program, MusclePharm underwent a top-to-bottom evaluation to identify our strengths and weaknesses. In the case of MusclePharm, we determined that we first needed to improve our financial discipline and eliminate inefficiencies before turning our efforts towards growth and unlocking the underlying value of the business.

The restructuring process, which was led by Mr. Drexler, called for management to enact the following decisive changes:

  Renegotiation or termination of certain endorsement agreements, including the elimination of $45 million in future sponsorship and endorsement obligations, and the reallocation of marketing and advertising spend toward more cost-effective efforts;
  Elimination of 75% of SKUs and the write down of certain inventory;
  Significant reduction of headcount ;
  Reduction of the facility footprint through consolidation and closure; and
  Write-off of certain assets.

The highlights of our restructuring activities included the sale of our former subsidiary, BioZone Laboratories, in May 2016, which resulted in a gross cash inflow of $7.9 million, including $2.0 million of prepaid inventory, enabling us to monetize a valuable asset while maintaining an important relationship with a key manufacturing partner. We also successfully negotiated the settlement of a dispute with Capstone Nutrition, a former manufacturing partner and the favorable resolution of a contract matter with Arnold Schwarzenegger.  A capital injection by Mr. Drexler of $11 million in the form of a convertible debt instrument enabled us to take advantage of the opportunity to settle our dispute with Capstone.  We believe that his willingness to engage in this transaction shows his faith in the long-term value of the Company.

In another positive step toward strengthening our balance sheet, we completed a $10 million financing agreement with Prestige Capital that allowed us to retire $6 million of existing debt, while still allowing MusclePharm to draw down the remaining $4 million to support general business activities. This line continues to support the cash flow needs of the business.

As mentioned, MusclePharm has bolstered its management team by attracting experienced professionals to lead the way. In March 2016, our Executive Chairman, Ryan Drexler, took over as interim CEO and President, both of which titles were made permanent effective November 18, 2016. Mr. Drexler's experience includes having served as President of Country Life Vitamins, where he launched numerous nutritional supplement brands, expanded sales and distribution, and ultimately sold Country Life to an international conglomerate. The process of strengthening our management team began with the appointment of Brian Casutto as Executive Vice President of Sales and Operations in August 2015, and was followed by several key appointments under Mr. Casutto in 2016.

Attracting a team of results-driven executives with proven track records has enabled MusclePharm to make progress across many fronts. Below are financial highlights for the full-year 2016:

  Increased sales of $5 million (4%) as well as improved gross margin of $2 million (4%) on a pro forma basis (excluding discontinued and terminated product lines).  On an actual basis, sales and gross margin decreased by $34 million (21%) and $12 million (22%), respectively; however, due to the streamlining of our product line to eliminate low margin products, we believe that we are in a significantly strengthened position for 2017.
  Adjusted EBITDA increased to $11.2 million on a pro forma basis from a loss of $2.7 million in 2015 (excluding major nonrecurring expenses)
  Reduced advertising and promotion expense 61% year-over-year
  Reduced salaries and benefits 42% year-over-year
  Reduced SG&A 18% year-over-year
  Reduced R&D 56% year-over-year
  Reduced professional fees 16% year-over-year

MusclePharm Normalized Net Revenue

(in thousands)	Year Ended Dec. 31, 2016	Year Ended Dec. 31, 2015	Year over Year Change
Net Revenue as Reported	$ 132,499	$ 166,858	$ (34,359)
Less Discontinued Sales:
BioZone Laboratories	$ (1,996)	(9,413)	7,417
Arnold Product Line	$ (4,429)	(30,764)	26,335
Other Discontinued Products	$ (2,202)	(7,754)	5,552
Normalized Net Revenue	$ 123,872	$ 118,927	$ 4,945

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses Adjusted EBITDA, a non-GAAP measure.  We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company's core operations. The Company believes this non-GAAP measure, when used in conjunction with GAAP financial measures, is useful to investors in evaluating operating performance.  This non-GAAP measure is a supplemental measure of the Company's performance that is neither required by, nor presented in accordance with, GAAP.  It should not be considered as a substitute for GAAP financial measures such as net income.  The non-GAAP measures used in this letter may be different from the measures used by other companies.

MusclePharm Adjusted EBITDA Calculation

(in thousands)	Year Ended Dec. 31, 2016	Year Ended Dec. 31, 2015	Year over Year Change
Net income (loss)	$ (3,477)	$ (51,858)	$ 48,381
Non-GAAP adjustments:
Stock-based compensation	5,304	12,705	(7,401)
Restructuring and asset impairment charges	3,186	21,235	(18,049)
Gain on settlement of accounts payable	(9,927)	-	(9,927)
Loss on sale of subsidiary	2,115	-	2,115
Amortization of prepaid sponsorship fees	1,235	6,255	(5,020)
Other expense, net	2,313	1,806	507
Amortization of prepaid stock compensation	938	3,901	(2,963)
Depreciation and amortization of property and equipment	1,551	1,760	(209)
Amortization of intangible assets	576	1,055	(479)
Stock-based compensation related to issuance of common stock to related party for guaranty of debt	-	80	(80)
(Recovery) provision for doubtful accounts	386	219	167
Issuance of common stock warrants to third parties for services	6	65	(59)
Provision for income taxes	318	105	213
Adjusted EBITDA	$ 4,524	$ (2,672)	$ 7,196

Adjustments to 2016 EBITDA for nonrecurring expenses:
Cash Severance Related	1,062	-	1,062
Discontinued Business / Product Lines	2,102	-	2,102
Settlement Related	3,533	-	3,533
Adjusted EBITDA excluding nonrecurring expenses *	$ 11,221	$ (2,672)	$ 13,893

* Unaudited

With an improved cost structure and balance sheet, coupled with a more streamlined business plan and experienced management team, we believe MusclePharm is well-positioned to compete in the multi-billion-dollar, high-growth sports nutrition and supplement market.

Going forward, we expect our growth to be fueled by new product initiatives and increased awareness of the balance between diet, exercise and health among the general public. We believe that the improvements we've made to our infrastructure and organization serve as the building blocks in our strategy to capture an increasing share of this market and solidify MusclePharm's position as a well-rounded company with award-winning products  for a wide range of athletes. We currently have products available in more than 120 countries and approximately 48,000 retail outlets worldwide, however, there is more work to be done, and we do not intend to take our foot off the pedal.

We approach 2017 and beyond with a renewed focus on growing sales both domestically and internationally, supported by a more streamlined business plan and improved operational efficiencies. Now that we have eliminated unprofitable SKUs and divested capital-intensive manufacturing operations, we plan to direct our attention to developing and marketing our higher margin products. Furthermore, we plan to expand into new product categories to better address a progressively health-aware general public. As mentioned above, we recently launched the MusclePharm® Natural Series, a line of gluten-free (no soy or dairy), vegan, non-GMO, premium products targeting individuals seeking an organic alternative to traditional nutritional products and supplements. The Natural Series line complements our existing range of premium-quality products and represents a new retail category for the Company that we believe provides a significant opportunity to access new retail channels in natural food chains both domestically and abroad.

As we enter the next stage in our growth, we remain committed to consistent and transparent shareholder communications.

On behalf of management and the Board of Directors, we thank you for your continued support, and we look forward to our mutual success.

Best,

Michael J. Doron
Lead Director
MusclePharm Corporation

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The Company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, and FitMiss™, which are available in more than 120 countries and approximately 48,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Investor Contacts
KCSA Strategic Communications
Phil Carlson / Elizabeth Barker
MSLP@kcsa.com
212-896-1233 / 212-896-1203

Media Contacts
KCSA Strategic Communications
Anne Donohoe
adonohoe@kcsa.com
212.896.1261